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                                                                  Exhibit (d)(1)

                             SELECT TEN PLUS FUND, LLC


                                MANAGEMENT AGREEMENT


     Agreement, made this ___ day of _________, 1998 between Select Ten Plus Fund, LLC, (the "Fund") a Delaware limited liability company, and Integrity Capital Advisors, Inc., a Delaware corporation (the ADVISER).

                                 W I T N E S S ET H


     WHEREAS, the Fund is a mutual fund registered under the Investment Company Act of 1940, as amended (the 1940 ACT); and

     WHEREAS, the units of beneficial interest of the Fund are divided into separate divisions or portfolios (each, a PORTFOLIO), each of which is established pursuant to a resolution of the Board of Managers of the Fund, and the Board of Managers may from time to time terminate such Portfolios or establish and terminate additional Portfolios; and

     WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the ADVISERS ACT); and

     WHEREAS, the Fund desires to retain the Adviser to render or contract to obtain as hereinafter provided investment advisory and supervisory services to the Fund and the Fund also desires to avail itself of the facilities available from the Adviser with respect to the administration of the Fund's day to day business affairs, and the Adviser is willing to render or contract for such investment advisory, supervisory and administrative services;

     NOW, THEREFORE, the parties agree as follows:

1. APPOINTMENT OF ADVISER. The Fund hereby appoints the Adviser to act as manager of the Fund and administrator of its business affairs for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to render the services herein described, for the compensation herein provided. The Adviser is authorized to enter into one or more sub-advisory agreements (each, a SUB-ADVISORY AGREEMENT) with a registered investment adviser (each, a SUB-ADVISER) pursuant to which the Adviser delegates to the Sub-Adviser its obligations for providing investment advisory and certain other services in connection with one or more of the Portfolios; provided, that the Adviser, and not the Fund, shall be responsible for any compensation payable under any Sub-Advisory Agreement. Any such Sub-Advisory Agreement may be entered into by the Adviser on such terms and in such manner as may be permitted by the 1940 Act and the rules thereunder. For each Portfolio for which the Adviser has entered into a Sub-Advisory Agreement, the Sub-Adviser shall have

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     the primary responsibility for providing investment advisory services as set forth in Section 2 and shall be responsible for broker-dealer selection as set forth in Section 3 and maintaining books and records as set forth in
     Section 4, and the Adviser will have supervisory responsibility for investment advisory services furnished by the Sub-Adviser pursuant to the Sub-Advisory Agreement. The Adviser will review the performance of the Sub-Adviser and make recommendations to the Board of Managers of the Fund with respect to the retention and renewal of the Sub-Advisory Agreement.

2. INVESTMENT ADVISORY SERVICES. Subject to the supervision of the Fund's Board of Managers, and in compliance with each Portfolio's investment objectives and policies, the Adviser will provide an investment program for each Portfolio and determine the composition of the assets of each Portfolio, including determination of the purchase, retention or sale of the securities, cash, and other investments contained in such Portfolio's holdings. The Adviser is hereby authorized to execute and perform such services, or to arrange for execution and performance of such services, on behalf of each Portfolio. To the extent, if any, permitted by the investment policies of a Portfolio, the Adviser shall make determinations as to and execute and perform futures contracts and options on behalf of such Portfolio. The Adviser will provide the services under this Agreement in accordance with each Portfolio's investment objective or objectives, policies, procedures and restrictions as stated in the Fund's Registration Statement, as amended from time to time (the REGISTRATION STATEMENT), filed with the Securities and Exchange Commission (the SEC) and any other documents that set forth investment policies, procedures or restrictions governing the Portfolio.

          The Adviser further agrees as follows:

          (a) The Adviser will manage each Portfolio so as to ensure compliance by such Portfolio with the diversification requirements of
               Section 817(h) of the Internal Revenue Code of 1986 and regulations issued thereunder. In managing the Portfolio in accordance with these requirements, the Adviser shall be entitled to receive and act upon advice of counsel.

          (b) In undertaking its duties under this Agreement, the Adviser will comply with the 1940 Act and all rules and regulations thereunder, all other applicable federal and state laws and regulations, with any applicable procedures adopted by the Fund's Board of Managers of which it has notice and the provisions of the Registration Statement.

          (c) On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of a Portfolio as well as of the Adviser's or the Adviser's affiliates' other investment advisory clients, the Adviser may, to the extent permitted by applicable laws and regulations, but shall not be obligated to, aggregate the securities to be so sold or purchased with those of its other clients where such aggregation is not inconsistent with the policies set forth in the Registration Statement. In such event, the Adviser will


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               allocate the securities so purchased or sold, as well as the expenses incurred in the transaction, in a manner that is fair and equitable in the Adviser's judgment in the exercise of the Adviser's fiduciary obligations to the Fund and to such other clients.

          (d) In connection with the purchase and sale of securities for each Portfolio, the Adviser will arrange for the transmission to the custodian, transfer agent, dividend disbursing agent and recordkeeping agent for the Fund (such custodian and agent or agents hereinafter collectively referred to as the AGENT), on a daily basis, such confirmations, trade tickets (which shall state industry classifications unless the Adviser has previously furnished a list of classifications for portfolio securities), and other documents and information, including, but not limited to, Cusip or other numbers that identify securities to be purchased or sold on behalf of each Portfolio as may be reasonably necessary to enable the Agent to perform their administrative and recordkeeping responsibilities with respect to such Portfolio. With respect to portfolio securities to be purchased or sold through the Depository Trust Company, the Adviser will arrange for the automatic transmission of the confirmation of such trades to the Fund's Agent.

          (e) The Adviser will monitor on a daily basis, by review of daily pricing reports provided by the Agent to the Adviser, the determination by the Agent for the Fund of the valuation of portfolio securities and other investments of each Portfolio. The Adviser shall not be obligated to independently verify the Agent's pricing determinations, and the Agent's responsibility for accurate pricing determinations of the value of the Portfolio's securities shall not be reduced by the Adviser's duty to monitor such determinations. The Adviser will assist the Agent in determining or confirming, consistent with the procedures and policies stated in the Registration Statement, the value of any portfolio securities or other assets of each Portfolio for which the Agent seeks assistance from or identifies for review by the Adviser.

          (f) The Adviser will make available to the Fund, promptly upon request, all of each Portfolio's investment records and ledgers maintained by the Adviser as are necessary to assist the Fund to comply with requirements of the 1940 Act and the Advisers Act, as well as other applicable laws. The Adviser will furnish to regulatory authorities having the requisite authority any information or reports in connection with its services which may be requested in order to ascertain whether the operations of the Fund are being conducted in a manner consistent with applicable laws and regulations.

          (g) The Adviser will provide reports, which may be prepared by the Agent, to the Fund's Board of Managers for consideration at meetings of the Board on the


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               investment program for each Portfolio and the issuers and
               securities represented in each Portfolio's securities holdings, including a schedule of the investments and other assets held in such Portfolio and a statement of all purchases and sales for each Portfolio since the last such statement, and will furnish the Fund's Board of Managers with periodic and special reports with respect to each Portfolio as the Managers may reasonably request, including statistical information with respect to the Portfolio's securities.

3. BROKER-DEALER SELECTION. The Adviser is responsible for decisions to buy or sell securities and other investments for each Portfolio, broker-dealer and futures commission merchants' selection, and negotiation of brokerage commission and futures commission merchants' rates. As a general matter, in executing portfolio transactions, the Adviser may employ or deal with such broker-dealers or futures commission merchants as may, in the Adviser's best judgment, provide prompt and reliable execution of the transactions at favorable prices and reasonable commission rates. In selecting such broker-dealers or futures commission merchants, the Adviser shall consider all relevant factors, including price (including the applicable brokerage commission, dealer spread or futures commission merchant rate), the size of the order, the nature of the market for the security or other investment, the timing of the transaction, the reputation, experience and financial stability of the broker-dealer or futures commission merchant involved, the quality of the service, the difficulty of execution, and the execution capabilities and operational facilities of the firm involved, and, in the case of securities, the firm's risk in positioning a block of securities. Subject to such policies as the Board of Managers may determine and consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended (the 1934 ACT), the Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of the Adviser's having caused a Portfolio to pay a member of an exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such member of an exchange, broker or dealer viewed in terms of either that particular transaction or the Adviser's overall responsibilities with respect to such Portfolio and to the other clients as to which the Adviser exercises investment discretion. In accordance with Section 11(a) of the 1934 Act and Rule lla2-2('I') thereunder, and subject to any other applicable laws and regulations including Section 17(e) of the 1940 Act and Rule 17e-1 thereunder, the Adviser may engage its affiliates, or any Sub-Adviser to the Fund and its respective affiliates, as broker-dealers or futures commission merchants to effect portfolio transactions in securities and other investments for a Portfolio.

4. BOOKS AND RECORDS. The Adviser shall keep the Fund's books and records required to be maintained by it pursuant to this Agreement, the 1940 Act or otherwise. The Adviser agrees that all records which it maintains for the Fund are the property of the Fund and it will surrender promptly to the Fund any such records upon the Fund's request, provided however


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     that the Adviser may retain a copy of such records. The Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by the Adviser hereunder.

5.   ADMINISTRATIVE AND SUPERVISORY SERVICES.

     (a) The Adviser will coordinate all matters relating to the functions of the Portfolios' Sub-Adviser, if any, Agent, accountants, attorneys, and other parties performing services or operational functions for the Portfolios.

     (b) The Adviser will furnish without cost to the Fund, or pay the cost of, such office space, office equipment and office facilities as are adequate for the Fund's needs.

     (c) The Adviser will provide, without remuneration from or other cost to the Fund, the services of a sufficient number of individuals competent to perform all of the Fund's executive, administrative and clerical functions as are necessary to ensure compliance with federal securities laws as well as other applicable laws and to provide effective supervision and administration of the Portfolios and which are not performed by employees or other agents engaged by the Fund or by the Adviser acting in some other capacity pursuant to a separate agreement or arrangement with the Fund. The Adviser shall authorize and permit any of its directors, officers and employees who may be elected as a member of the Board of Managers or officers of the Fund to serve in the capacities in which they are elected without any remuneration from the Fund.

     (d) The Adviser will assist in the preparation of all periodic reports to the unitholders of the Fund and all reports and filings required to maintain the registration and qualification of the Fund's units, or to meet other regulatory or tax requirements applicable to the Fund, under federal and state securities and tax laws.

     (e) The Adviser shall prepare, or cause the preparation of, and, after approval by the Fund, arrange for the filing of such registration statements and other documents with the SEC and other federal and state regulatory authorities as may be required by applicable law.

     (f) The Adviser shall take such other action with respect to the Portfolios, after approval by the Fund, as may bc required by applicable law, including without limitation the rules and regulations of the SEC and of state securities or insurance commissions and other regulatory agencies.

     (g) The Adviser shall make its officers and employees available to the Board of Managers and officers of the Fund and Sub-Adviser for consultation and discussions regarding the supervision and administration of the Portfolios.


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6.   EXPENSES.

     (a) During the term of this Agreement, the Adviser shall pay, or cause a Sub-Adviser to pay, the following expenses:

          (i) The salaries and expenses of all personnel of the Fund and the Adviser except the fees and expenses of members of the Board of Managers who are not "interested persons" (within the meaning of the 1940 Act) of the Fund, the Adviser, National Integrity Life Insurance Company ("National Integrity"), or any Sub-Adviser;

          (ii) All expenses reasonably incurred by the Adviser in connection with providing the services described above, including the provision of office space, office equipment, office facilities, and executive, administrative and clerical personnel in accordance with paragraph 2(i) hereof, but excluding the expenses described below to be assumed by the Fund;

          (iii) The fees of any Sub-Adviser pursuant to a Sub-Advisory Agreement; and

          (iv) The costs and expenses payable by any Sub-Adviser pursuant to a Sub-Advisory Agreement.

     (b) Each Portfolio is responsible for and bears all expenses incurred in its operation that are not specifically assumed by the Adviser or ARM Securities Corp., the Fund's distributor, pursuant to the Distribution Agreement with the Fund. General expenses of the Fund not readily identifiable as belonging to one of the Portfolios will be allocated among the Portfolios by or under the direction of the Fund's Board of Managers in such manner as the Board shall determine to be fair and equitable. Expenses borne by each Portfolio include, but are not limited to, the following (or the Portfolio's allocated share of the following):

          (i) The cost (including brokerage commissions, if any) of securities purchased or sold by the Portfolio and any losses incurred in connection therewith;

          (ii) Investment management fees due hereunder (but not sub-advisory fees, which are payable by the Adviser);

          (iii)  Organizational expenses;

          (iv) Filing fees and expenses relating to the registration and qualification of the Fund or the units of a Portfolio under federal or state securities laws and maintenance of such registrations and qualifications;


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          (v)    Fees and expenses payable to the members of the Board of
                 Managers who are not "interested persons" of the Fund or the Adviser, National Integrity or any Sub-Adviser;

          (vi) Taxes (including any income or franchise taxes) and governmental fees;

          (vii) Costs of any liability, directors' and officers', uncollectible items of deposit and other insurance and fidelity bonds;

          (viii) Legal, accounting and auditing expense;

          (ix)   Charges of custodians, transfer agents and other agents;

          (x) Expenses of setting in type and providing a camera-ready copy of prospectuses and supplements thereto, expenses of setting in type and printing or otherwise reproducing statements of additional information and supplements thereto and reports and proxy materials for existing unitholders;

          (xi) Any extraordinary expenses (including fees and disbursements of counsel) incurred by the Fund or Portfolio;

          (xii) Fees, voluntary assessments and other expenses incurred in connection with membership in investment company organizations; and

7. COMPENSATION. For the services provided and the expenses assumed pursuant to this Agreement, each Portfolio will pay to the Adviser as full compensation therefor a fee at an annual rate of .50% of the average daily net assets of each Portfolio. This fee will be deducted from the assets of each respective Portfolio and paid to the Adviser monthly, but will be accrued daily for purposes of determining the value of each Portfolio on each day the New York Stock Exchange is open for trading.

8. LIABILITY. Except as may otherwise be required by the 1940 Act and the rules and regulations thereunder, the Adviser, any of its affiliated persons and each person, if any, who, within the meaning of Section 15 of the Securities Act of 1933, as amended, controls the Adviser, shall not be liable for, or subject to any damages, expenses, or losses in connection with, any act or omission connected with or arising out of any services rendered under this Agreement, except by reason of willful misfeasance, bad faith or gross negligence on the part of the Adviser in the performance of its duties or from reckless disregard of its duties and obligations under this Agreement.

9. TERM. Unless sooner terminated, this Agreement shall continue in effect for two years and thereafter for successive one year periods, provided that such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided,


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     however, that this Agreement may be terminated by the Fund or any Portfolio thereof (with respect to such Portfolio) at any time, without the payment of any penalty, by the Board of Managers of the Fund or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of a Portfolio, or by the Adviser at any time, without the payment of any penalty, upon not less than 60 days' prior written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

10. NON-EXCLUSIVITY. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Adviser who may also be a member of the Board of Managers, officer or employee of the Fund to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or dissimilar nature, nor limit or restrict the right of the Adviser to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

11. AMENDMENTS. This Agreement may be amended by mutual consent in writing, but the consent of the Fund must be obtained in conformity with the requirements of the 1940 Act.

12. NOTICES. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Adviser at 515 West Market Street, 8th Floor, Louisville, Kentucky 40202, Attention: President; or (2) to the Fund at 515 West Market Street, 8th Floor, Louisville, Kentucky 40202, Attention: President.

13. CHOICE OF LAW. Except insofar as the 1940 Act or other federal laws and regulations may be controlling, this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Kentucky.

14. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

15. COUNTERPARTS. This Agreement may be executed in counterparts, and each counterpart shall for all purposes be deemed an original, and all such counterparts shall together constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                                   SELECT TEN PLUS FUND, LLC


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                                   By
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                                   INTEGRITY CAPITAL ADVISORS, INC.


                                   By
                                      ------------------------------

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